UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2005

CIRCUS AND ELDORADO JOINT VENTURE

SILVER LEGACY CAPITAL CORP.

(Exact names of registrants as specified in their charters)

Nevada		88-0310787
Nevada	333-87202	71-0868362
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

407 North Virginia Street, Reno, Nevada 89501

(Address of principal executive offices, including ZIP code)

Registrant’s telephone number, including area code (800) 687-7733

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

On April 25, 2005, a wholly owned subsidiary of MGM MIRAGE was merged with and into Mandalay Resort Group (“Mandalay”) as a result of which Mandalay became a wholly owned subsidiary of MGM MIRAGE (the “Merger”). With the consummation of the Merger, MGM MIRAGE acquired the ability, by virtue of Mandalay’s ownership of Galleon, Inc., one of the 50% partners of Circus and Eldorado Joint Venture (the “Partnership”) and the Partnership’s current managing partner, to designate a majority of the members of the Partnership’s Executive Committee, which functions in a capacity similar to a corporation’s Board of Directors. According to MGM MIRAGE’s current report on Form 8-K filed April 28, 2005 (Commission File No. 0-16760), the consideration payable in connection with the Merger included the payment for equity value of approximately $4.8 billion in cash and the assumption or repayment of outstanding Mandalay debt with a fair value of approximately $3.0 billion. According to such report, the consideration was funded utilizing available borrowings under MGM MIRAGE’s $7.0 billion credit facility (comprised of a $5.5 billion senior revolving credit facility and a $1.5 billion senior term loan facility), which was made available concurrently with the Merger, and the proceeds from the disposition of Mandalay’s indirect interest in MotorCity Casino, which was consummated immediately prior to the Merger. The advances under the credit facility were provided by a consortium of financial institutions for which Bank of America, N.A. acts as Administrative Agent.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 25, 2005, upon consummation of the Merger, referred to in Item 5.01 of this report, Yvette E. Landau and Steve Greathouse, two of the three members of the Partnership’s Executive Committee designated by Mandalay, resigned from the Executive Committee. Effective the same date, MGM MIRAGE appointed Robert H. Baldwin and Gary N. Jacobs to the Partnership’s Executive Committee. Mr. Baldwin or Mr. Jacobs may be designated to serve on the Partnership’s Audit Committee.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: April 29, 2005

CIRCUS AND ELDORADO JOINT VENTURE

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

SILVER LEGACY CAPITAL CORP.

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer